Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Paul G. Van Wagenen

(713) 297-5000

POGO CLOSES SALE OF THAILAND OIL AND GAS ASSETS

HOUSTON, TX – August 17, 2005 – Pogo Producing Company (“PPP” – NYSE) announced today that it has closed its previously announced sale of Thailand assets to PTTEP Offshore Investment Company Limited and Mitsui Oil Exploration Co., Ltd., for $820 million in cash.

“Completing the sale of our Thailand assets brings successful closure to one of Pogo’s most important strategic goals for 2005,” said Paul G. Van Wagenen, Chairman and Chief Executive Officer of Pogo. “We will direct these proceeds toward Pogo’s pending acquisition of Northrock Resources.”

On July 11, 2005, the Company announced that it had entered into a definitive agreement to acquire Northrock Resources Ltd., a wholly owned Canadian subsidiary of Unocal Corporation. That transaction is expected to close during the third quarter of 2005.

“We believe that this strategic repositioning of our assets should enable Pogo to deliver continued growth in both reserves and production for the next several years,” Mr. Van Wagenen said.

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Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 89 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 705,000 gross leasehold acres in major oil and gas provinces in the United States and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol “PPP.”

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These and other forward-looking statements, including but not limited to any reserves projections, are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.